As filed with the Securities and Exchange Commission on: June 3, 2005

      Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

TENGASCO, INC.

(Exact name of registrant as specified in its charter)

Tennessee (State of incorporation)	87-0267438 (I.R.S. Employer I.D. Number)

603 Main Avenue
Knoxville, Tennessee        37902

(Address of principal executive offices) (zip code)

Tengasco, Inc. Stock Incentive Plan

Full Title of the Plan

Mr. Jeffrey R. Bailey
President
Tengasco, Inc
603 Main Avenue
Knoxville, Tennessee 37902

(Name and address of agent for service)

(865)523-1124

        (Telephone number, including area code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Price per Share(2)	Proposed Maximum Offering Price	Amount of Fee
Common Stock, $.001	2,500,000	$0.22	$550,000	$64.74
par value

(1)This registration covers 2,500,000 shares of common stock, $.001 par value (“Common Stock”) of Tengasco, Inc. (the “Registrant”), the increased number of shares for which options and stock appreciation rights may be granted under the Tengasco, Inc. Stock Incentive Plan (the “Plan”) as a result of the May 19, 2005 amendment to the Plan. The amendment increased the number of shares that may be issued under the Plan from 1,000,000 to 3,500,000. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee calculation based on the closing price of the Registrant’s Common Stock as reported on the American Stock Exchange on June 1, 2005.

Prior Registration Statement

        This registration statement on Form S-8 relates to registration statement on Form S-8, file no. 333-48694, filed on October 26, 2000, which registered shares issuable in accordance with the terms of the Tengasco, Inc. Stock Incentive Plan (the “Plan”) and such registration statement is incorporated by reference herein.

Additional Information

        This registration statement of Form S-8 covers 2,500,000 shares, the increased number of shares for which options and stock appreciation rights may be granted under the Plan, as amended by the May 19, 2005 Amendment to the Plan.

Item 8. Exhibits.

4.1 Tengasco, Inc. Incentive Stock Plan (Incorporated by reference to Registration Statement on Form S-8, no. 333-48694 filed on October 26, 2000.)

4.2 May 19, 2005 Amendment to the Tengasco, Inc. Stock Incentive Plan

5.1 Opinion of Robson & Miller, LLP

23.1 Consent of BDO Seidman, LLP

23.2 Consent of Robson  & Miller, LLP is contained in Exhibit No. 5.1

24.1 Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly cause this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on June 3, 2005.

      TENGASCO, INC.
    (Registrant)

By: /s/ Jeffrey R. Bailey Jeffrey R. Bailey, President

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey R. Bailey and Mark A. Ruth, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in their capacities and on the dates indicated.

Signature	Title	Date
s/Jeffrey R. Bailey	President;	June 3,2005
Jeffrey R. Bailey	Director
s/Clarke H. Bailey	Director	June 3,2005
Clarke H. Bailey
s/John A. Clendening	Director	June 3,2005
John A. Clendening
s/Neal F. Harding	Director	June 3,2005
Neal F. Harding
s/Carlos P. Salas	Director	June 3,2005
Carlos P. Salas
Peter E. Salas	Chairman of the	June,2005
Peter E. Salas	Board of Directors
Richard T. Williams	Director	June,2005
Richard T. Williams
s/Mark A. Ruth	Chief Financial Officer	June 2,2005
Mark A. Ruth